J.P. MORGAN MUTUAL FUND INVESTMENT TRUST

AMENDMENT NO. 6 TO DECLARATION OF TRUST

DATED AUGUST 2, 2021

Pursuant to Section 9.3 of the Declaration of Trust, dated September 19, 1997 as amended and restated (the “Declaration of Trust”), of the J.P. Morgan Mutual Fund Investment Trust (the “Trust”), the Trustees of the Trust hereby amend Section 2.1 of the Declaration of Trust, effective August 2, 2021, as follows:

Section 2.1. Number of Trustees. The number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by a majority of the Trustees, provided, however, that the number of Trustees shall in no event be less than three nor more than 16.

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first written above. This instrument may be executed by the Trustees on separate counterparts but shall be effective only when signed by a majority of the Trustees.

John F. Finn

Stephen P. Fisher

Kathleen M. Gallagher

Frankie D. Hughes

Raymond Kanner

Mary E. Martinez

Marilyn McCoy

Dr. Robert A. Oden, Jr.

Marian U. Pardo